2200  Hongkong  Bank  of  Canada  Bldg.
                                       885  West  Georgia  Street
                                       Vancouver,  British  Columbia
                                       Canada  V6C  3E8
SEDUN                                  Telephone:  (604)  687-9931
DE  WITT                               Facsimile:  (604)  681-7116
CAPITAL  CORP.

July  9,  1999


High  Tech  Venture  Capital  Inc.
1740  Parker  Street
Vancouver,  BC  V5L  2K8

Attention:  Kirk  Exner,  President

Dear  Kirk:

Re:     Worldwide  Broadcast  Network  ("WWBC")

The purpose of this letter agreement (the "Letter Agreement") is to set out the terms and conditions upon which Predator Ventures Ltd. ("Predator") will acquire and High Tech Venture Capital Inc., a private British Columbia company 100% owned and controlled by Kirk Exner, ("High Tech") will assign and sell those domain names (the "Domain Names") as detailed in the business plan attached hereto as Schedule "A" (the "Plan") together with all right, title and interest in and to the concept of creating vertically branded channels under the name "Worldwide broadcast network" ("WWBC") and utilizing the Domain Names for the purpose of positioning WWBC as a leading aggregator, and ultimately broadcaster of streaming media programming on the Inter
3+net as detailed in the Plan (the
"WWBC  Business").

The transaction will be structured in a tax-efficient manner and with a view to minimizing transaction costs. The parties agree that upon the execution of this Letter Agreement they will proceed to prepare a definitive agreement (the "Definitive Agreement") which will contain the terms and conditions of this Letter Agreement as well as such other representations and warranties, covenants, indemnification and other provisions which are acceptable to both parties and which are customarily found in agreements of this nature and entered into by parties dealing at arm's length.

Purchase  and  Sale  of  the  Business

FOR VALUABLE CONSIDERATION Predator agrees to acquire and High Tech agrees to sell all right, title, and interest in and to the Domain Names and the WWBC Business. Upon the completion of the acquisition (the "Closing") Predator will pay High Tech the sum of $70,000 (all figures in Cdn. dollars) and issue
3,000,000 post-consolidated common shares of Predator, which shares will be trading shares (the "Vend Shares") with the issuance of the Vend Shares being supported by a valuation of the Domain Names and the WWBC Business (the
"Valuation"). The parties agree that the Valuation will be prepared by a mutually acceptable independent third party and that the cost of the Valuation will be borne by Predator.

1) The purchase and sale of the Domain Names and the C Business is conditional upon Predator obtaining all required regulatory approval and approval from the shareholders of Predator, if required.

2)     In  addition  the  parties  agree  that  on  or  prior  to  the  Closing:

a) Kirk Exner ("Exner") will enter into an employment agreement for a term of no less than 12 months with Predator, which employment agreement shall provide for the payment by Predator to Exner of a monthly salary of $7,000 per month in his capacity as the President of Predator and shall detail the functions which Exner will perform for Predator in his capacity as President and will also include such other reasonable terms as the parties may negotiate such as confidentiality and non-competition;

b) Predator shall: (i) redomicile its corporate charter to the State of Wyoming, USA; (ii) consolidate its share capital on a 2 old for 1 new basis such that after completion of the consolidation there is approximately 8,000,000 common shares issued and outstanding (not including the Vend Shares to be issued to High Tech as provided herein); (iii) change its name to "wwbroadcast.net inc." or such similar name as may be acceptable to regulatory authorities and the parties hereto; and (iv) obtain approval of the regulatory authorities to have the trading of the shares of Predator quoted in US.$;

c) an incentive stock option plan (the "Option Plan") will be approved and in place, which Option Plan shall provide for the reservation for issuance of up to 20% of the issued and outstanding share capital of Predator (on a post-consolidated basis) and will be structured in accordance with generally accepted industry standards and applicable regulatory policy, and will be formulated and adopted by Predator for the issuance of incentive stock options to directors, employees and consultants at an exercise price to be determined in accordance with applicable regulatory policies;

d) Predator will have entered into a corporate advisory agreement with Sedun De Witt Capital Corp. ("SDW providing for the payment of fees to SDW in the amount of $10,000 a month, for a term of 12 months, in consideration for which SDW will provide Predator with advisory services relating to general corporate development, financial matters, raising of additional capital, strategic planning and other matters relating to the financial affairs of Predator;

e) the existing officers and employees of Predator shall resign and the board of directors of Predator (the "Directors") will be comprised of Exner, David De Witt and Gregg Sedun. In addition, the Directors (as then comprised) will appoint the officers of Predator and the parties agree that Exner will be appointed as the President, and a mutually acceptable person will be appointed as the Corporate Secretary; and

f) Predator will have in its treasury, clear of all liabilities, that sum which is reflected in its June 30, 1999 month end statement, less expenses and advances associated with the completion of the matters herein described less reasonable expenses incurred by Predator in the normal course of its operations.

3) Upon execution of this Letter Agreement Exner will be appointed to the board of directors of Predator and simultaneously will be allocated a stock option at a price and in an amount mutually agreed to between Predator and Exner and accepted by the regulatory authorities (the "Exner Options").

4) Predator currently has approximately 15,918,107 shares outstanding and except for the stock options currently outstanding as detailed in Schedule "B" attached hereto and the proposed Vend Shares to be issued to High Tech as part of the acquisition and any shares which may be allocated pursuant to the Option Plan and the Exner Options, Predator will not issue any further share capital until after the Closing without the consent of High Tech.

5) High Tech has advised Predator that High Tech has negotiated a draft "Website Development Agreement" (the "WDA") with SunCommerce Corporation, a web development company ("Sun") which WDA will require that expenditures in the approximate amount of $100,000 be incurred over the next 80 to 100 days, following the execution of this Letter Agreement, which expenditures are detailed in Schedule "C" attached hereto (the "SunCommerce Development Agreement"). High Tech has advised Predator that the execution and implementation of the WDA is fundamental to the timely commencement of the WWBC Business in accordance with the Plan and the parties agree that it is imperative that Sun commences web development activities as soon as possible. In furtherance of this matter Predator has agreed to advance to High Tech the funds necessary to implement the activities under the WDA in accordance with the details of the SunCommerce Development Agreement. High Tech acknowledges and agrees that the terms and conditions of the WDA will not be finalized without the consent of Predator

6) In addition to agreeing to fund the SunCommerce Development Agreement as detailed herein, Predator will fund those administrative costs of High Tech as detailed in Schedule "D" attached hereto (the "Administrative Budget") which costs will be incurred in furtherance of developing the WWBC Business and ensuring that the Plan is implemented in as timely a manner as possible. In consideration of Predator agreeing to fund the SunCommerce Development Agreement and the Administrative Budget (collectively called the "Interim Obligations"), High Tech will ensure that the WWBC Business will be the sole undertaking of High Tech, that no other activities or business will be transacted by or on behalf of High Tech without the prior consent of Predator, and High Tech will not sell, assign, hypothecate, joint venture, alienate (in whole or in part) or encumber in any manner whatsoever the Domain Names and the WWBC Business without the prior consent of Predator so long as this Letter Agreement is in effect.

7) Predator will advance the funds required to meet the Interim Obligations (the "Advances") to High Tech on an as and when needed basis PROVIDED HOWEVER if the Closing does not occur on or before September 30, 1999 then, subject to section 8 herein, this Letter Agreement may be terminated by High Tech and the Advances will be convertible into an equity interest of High Tech on the basis that for each $50,000 advanced to High Tech, Predator will receive a 7.5% equity interest in the common shares of High Tech.

8) Predator may, at its option, extend the date by which the Closing must occur by advancing additional funds in the amount of $50,000 per month (the "Additional Advance") to High Tech to be utilized by High Tech in furtherance of the development of the WWBC Business in accordance with the Plan. If Predator exercises its option as provided herein but the Closing has not occurred on or before October 31, 1999, then this Letter Agreement will terminate and the Advances will be converted into equity of High Tech in accordance with the provisions of section 7 herein and the Additional Advance will be converted into a further 5% equity interest in the common shares of High Tech for each $50,000 received by High Tech from Predator

9) If the Closing does not occur on or before October 31, 1999 and this Letter Agreement is terminated, then in lieu of having the Advances and the Additional Advance (collectively called the "Total Advances") converted into equity of High Tech, High Tech may, at its option (the "Repayment Option"), repay the Total Advances to Predator, plus accrued interest calculated and compounded at the rate of prime plus 2% per annum, PROVIDED HOWEVER that High Tech gives Predator notice of its intention to exercise the Repayment Option on or before November 30, 1999 and the Total Advances, together with accrued interest thereon, are repaid to Predator in full on or before April 30, 2000.

Access  to  Information  and  Confidentiality

Forthwith upon your acceptance of this Letter Agreement, we each agree with the other to make available to each other, and to our representatives, such financial, business and other information, in written printed, graphic, electronic and other tangible form and in oral form, concerning the WWBC Business and the rights of High Tech to the Domain Names, the business of Predator, and such other information as each of us may request (the "Confidential Information") for the purpose of enabling us to evaluate each others affairs, and to confirm that the financial terms set out in this Letter Agreement arc appropriate.

In consideration of each of us making the Confidential Information available to the other, we agree that we will treat all Confidential Information as confidential and will not disclose the Confidential Information to any of our directors, officers, employees or agents except to such of them to whom disclosure is necessary in connection with the proceeding to complete the matters as contemplated by this Letter Agreement. In addition, neither or us will directly or indirectly use to our own advantage any Confidential Information.

If for any reason the acquisition does not proceed, we each agree that any Confidential Information provided to the other and all copies thereof (excluding Confidential Information in oral form that has not been put into tangible form) will be immediately either delivered to the other or destroyed upon request.

No  Negotiations  with  Third  Parties

High Tech acknowledges that Predator will be incurring costs, directly and indirectly, in evaluating and investigating the WWBC Business and the rights of High Tech to the Domain Names and, in consideration of our doing so and our execution of this Letter Agreement, High Tech agrees that from the date hereof until this Letter Agreement is terminated, High Tech will not enter into, or continue, any negotiations or discussions with any third party in respect of the sale of the C Business and the Domain Names or any part thereof in any manner whatsoever to any person or in respect of the amalgamation, merger or combination of the C Business and the Domain Names and the business of any person or in any manner which would be inconsistent with the matters contemplated by this Letter Agreement. In addition, High Tech agrees so long as this Letter Agreement is in effect that High Tech will not give any third party access to any of its premises, to any of its Confidential Information or to any other information relating to the WWBC Business, the Domain Names, or the Plan for the purpose of enabling that third party to determine whether to make an offer to acquire the WWBC Business and the Domain Names.

Predator agrees that it will not negotiate with any other parties concerning any other acquisition opportunities so long as this Letter Agreement is in effect.

General  Matters

While this Letter Agreement refers to the settlement of a Definitive Agreement, each of us understands and agrees that, immediately upon execution, this Letter Agreement itself constitutes a legally binding agreement and creates mutual obligations including, without limitation, our respective obligations set out under the headings "Access to Information and Confidentiality" and "No Negotiations with Third Parties".

Any controversy or dispute concerning the interpretation or implementation of this Letter Agreement that is not resolved by the parties within 10 days shall be referred to and finally resolved by arbitration under the Rules of the British Columbia Intentional Commercial Arbitration Centre. The appointing authorities shall be the British Columbia Intentional Commercial Arbitration
Centre who shall administer the case, in Vancouver, British Columbia, in accordance with its "Procedures for Cases Under the BCICAC Rules".

This Letter Agreement represents the entire agreement between the parties and supersedes and replaces any representations, warranties or other statements or promises made by either party in connection with this Letter Agreement.

If you agree to all of the foregoing, please sign both originals of this Letter Agreement where indicated below and return one fully signed original to us.

SEDUN  DE  WITT  CAPITAL  CORP.          PREDATOR  VENTURES  LTD.
per:                                     per:

     /s/  signed                              /s/  signed
     -----------                             -----------
Authorized  Signatory                     Authorized  Signatory
Accepted this 9th day of July, 1999       Accepted this 9th day of July, 1999

HIGH  TECH  VENTURE  CAPITAL  INC
per:

     /s/  signed
     -----------
Authorized  Signatory
Accepted  this  9th  day  of  July,  1999

/s/  Kirk  Exner
----------------
KIRK  EXNER
Accepted  this  9th  day  of  July,  1999